Exhibit 99.1

Duke Robotics Reports First Quarter 2026 Financial Results and Provides Business Update

Expansion of Israel Electric Corporation IC Drone Contract Expected to Generate Over $1 Million in 2026 Revenue

Launch of AEROTRACE™ AI-Powered Aerial Intelligence Platform; Bird of Prey Defense Drone Collaboration with Elbit Continues to Advance as Global Defense Spending on Drone Tech Rises

Subsequent to Quarter End, Company Completed Approximately $9.2 Million Underwritten Public Offering and Uplisting on the Nasdaq Capital Market

FT. LAUDERDALE, FL, May 20, 2026 — Duke Robotics Corp. (Nasdaq: DUKR; DUKRW) (“Duke Robotics” or the “Company”), a leader in advanced robotics and drone-based solutions for civilian and defense markets, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.

Yossef Balucka, Chief Executive Officer of Duke Robotics, commented: “The first quarter of 2026 positioned Duke Robotics at what we believe is a clear inflection point for the Company. We now have three commercially validated platforms: our Insulator Cleaning (“IC”) Drone service for high-voltage utility insulators, our AEROTRACE™ AI-powered aerial intelligence solution, and the Bird of Prey stabilized weapons drone system, marketed by Elbit Systems Land Ltd. (“Elbit”). During the quarter we expanded our commercial relationship with the Israel Electric Corporation (“IEC”), with a new purchase order which is expected to generate over a million U.S. dollars of revenue for Duke Robotics during 2026. Subsequent to the end of the quarter, we completed our underwritten public offering and uplisted to the Nasdaq Capital Market, which we believe provides the Company with the capital base required to accelerate our business plan.”

Recent Business Highlights

●	Launch of AEROTRACE™: AI-Powered Aerial Intelligence Platform. In February 2026, the Company launched AEROTRACE, an AI-powered aerial monitoring and intelligence solution for infrastructure operators. AEROTRACE is designed to support utilities and industrial operators in identifying asset conditions, prioritizing maintenance activities, and improving decision-making. The Company believes AEROTRACE represents a potentially low-friction commercial entry point with utility customers; it can be sold independently of the IC Drone system or together with it, and is designed to support a shift in utility maintenance practices from reactive to proactive, condition-based servicing. AEROTRACE is intended to generate a recurring, software-style revenue stream that the Company believes can complement its IC Drone service business.

●	Expansion of IEC Contract: Expected to Generate Over $1 Million in Revenue During 2026. In March 2026, the Company received a new purchase order from the IEC, Israel’s governmental and largest electricity supplier, expanding the scope of the IC Drone services provided by the Company for the cleaning and maintenance of high-voltage transmission infrastructure. The new order extends the existing agreement and increases the scale of services performed using the Company’s IC Drone system. The purchase order is expected to generate revenue of over a million U.S. dollars for Duke Robotics during 2026, representing an increase compared to the Company’s previous service activity with IEC.

●	Greek Market. In January 2026, Duke Robotics, through its wholly owned Greek subsidiary Duke Robotics Hellas, received operational authorization from the Hellenic Civil Aviation Authority for IC Drone operations in Greece.

●	Strategic Financing and Subsequent Uplisting to Nasdaq. Subsequent to the end of the quarter, the Company completed an underwritten public offering for gross proceeds of approximately $9.2 million and listed its common stock and warrants on the Nasdaq Capital Market under the symbols “DUKR” and “DUKRW.” The Company believes the financing provides significant funding to execute on commercial opportunities and accelerate its business plan with respect to both its civilian and defense business lines.

●	Defense Segment: Bird of Prey Battle-Tested and Active Co-Marketing with Elbit. Through its collaboration with Elbit, the Bird of Prey stabilized weapons drone system has been confirmed in operational use by the Israel Defense Forces, with the system featured in August 2025 in an Israeli in-depth news report on advanced weaponized drone combat capabilities. The Company believes the confirmed operational deployment by the IDF provides important market validation in defense markets and positions the Bird of Prey for further international interest. The Company has previously reported initial royalty revenues from sales of the Bird of Prey system. The Company has active business development efforts across several geographies in coordination with Elbit under the parties’ co-marketing arrangement, against a backdrop of accelerating global interest in drone-based combat systems amid recent conflicts in the Middle East and Ukraine.

●	U.S. Market Readiness Activities. As previously disclosed in December 2025, Duke Robotics is working to identify and evaluate NDAA-compliant drone systems and certified U.S. drone operators as potential platforms for its IC Drone technology.

Financial results for three months ended March 31, 2026

●	Revenues: The Company did not record revenues for the three months ended March 31, 2026, consistent with the same period in 2025, reflecting the seasonal nature of the IC Drone service for the IEC, the cleaning season for which typically commences in the second quarter of each year. Cost of revenues for the period was $33,000, compared to $8,000 for the same period in 2025, primarily reflecting infrastructure and operational readiness costs in advance of the 2026 cleaning season.

●	Research and development (R&D) expenses were $29,000 for the three months ended March 31, 2026, compared to $22,000 for the same period in 2025.

●	General and administrative (G&A) expenses were $451,000 for the three months ended March 31, 2026, compared to $258,000 for the same period in 2025. The increase primarily reflects higher share-based compensation associated with stock option grants made during the quarter, increased professional fees related to the Company’s uplisting preparation, and increased personnel-related costs supporting the Company’s growth initiatives.

●	Operating loss was $513,000 for the three months ended March 31, 2026, compared to an operating loss of $288,000 for the same period in 2025.

●	Financing expenses, net, were $408,000 for the three months ended March 31, 2026, compared to financing income, net, of $9,000 for the same period in 2025, primarily reflecting non-cash changes in the fair value of the Company’s warrant liability.

●	Net loss for the three months ended March 31, 2026, was $921,000, or $(0.41) per share, compared to a net loss of $279,000, or $(0.13) per share, for the same period in 2025. Per share amounts have been retroactively adjusted to reflect the 25-for-1 reverse stock split effected on March 6, 2026.

Balance Sheet Highlights

Cash and cash equivalents and restricted cash were $510,000 as of March 31, 2026, compared to $750,000 as of December 31, 2025. As of March 31, 2026, trade receivables totaled $16,000. Subsequent to quarter end, on May 18, 2026, the Company completed an underwritten public offering for gross proceeds of approximately $9.2 million. Following the offering, the Company believes its cash resources, together with projected receipts from existing commercial agreements, are sufficient to support operations well into the second half of 2027.

Updated Corporate Presentation

The Company has posted an updated corporate presentation, which is available in the Investors section of its website at https://dukeroboticsys.com/investors.

About Duke Robotics

Duke Robotics Corp. (Nasdaq: DUKR; DUKRW) develops advanced stabilization and autonomous robotic drone systems for both civilian and defense markets. The Company’s Insulator Cleaning Drone (IC Drone) is a first-of-its-kind, drone-enabled system for cleaning and monitoring high-voltage electric utility insulators. Leveraging Duke’s technologies, the IC Drone provides a safer, more efficient, and cost-effective alternative method. AEROTRACE™ is the Company’s AI-powered aerial monitoring and intelligence platform for infrastructure operators, designed to deliver actionable insights for asset assessment and proactive maintenance. In defense, through a collaboration agreement with Elbit Systems Land Ltd. (“Elbit”), the Bird of Prey weapons drone system is an agile, fully stabilized remote weapon system designed for non-line-of-sight and stand-off engagements, marketed by Elbit under the brand name Bird of Prey (formerly known as TIKAD). For additional Company information, please visit https://dukeroboticsys.com and follow us on Twitter (X) and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “future” and similar expressions, or future or conditional verbs such as “will,” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs, assumptions, and information currently available to us. For example, we are using forward-looking statements when we discuss the anticipated benefits of the Company’s recently completed underwritten public offering and listing on the Nasdaq Capital Market; the use of net proceeds from the offering and the sufficiency of the Company’s cash resources to support operations well into the second half of 2027; the anticipated revenue from the expanded purchase order received from the IEC expected during 2026; the potential for further expansion of services with the IEC and the Company’s belief regarding the share of Israel’s high-voltage insulators covered by the expanded scope; the anticipated commercial deployment and revenue model of AEROTRACE™, including its potential as a recurring software-style revenue stream and its potential to support a shift from reactive to proactive maintenance; and the Company’s belief that 2026 represents a potential commercial inflection point. Our actual results may differ materially from those expressed or implied due to known or unknown risks and uncertainties. These include, but are not limited to, risks related to the successful market adoption of our technologies, the continued development and refinement of our technology, our ability to effectively collaborate with Elbit Systems, fluctuations in foreign currency exchange rates, operational challenges associated with marketing activities in new markets, economic conditions that may affect defense spending and infrastructure investment, geopolitical factors that could impact business operations, regulatory challenges in various regions, and competition from technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any subsequent filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:

Duke Robotics Corp.

Yossef Balucka, CEO

invest@dukeroboticsys.com

Investor Relations Contact:

Arx Investor Relations

North American Equities Desk

duke@arxhq.com

DUKE ROBOTICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(USD in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025

Assets
Current Assets
Cash and cash equivalents	$475	$750
Restricted cash	35	—
Trade receivables	16	41
Other current assets	287	116
Total current assets	813	907

Operating lease right-of-use asset and lease deposit	114	127

Property and equipment, net	190	215
Total assets	$1,117	$1,249

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$206	$129
Operating lease liability	73	72
Other liabilities	324	366
Stock purchase warrants liability	708	189
Total current liabilities	1,311	756

Related parties loans	332	330

Operating lease liability	47	63
Total liabilities	1,690	1,149

Stockholders’ Equity
Common stock, $0.0001 par value; 350,000,000 shares authorized; 2,260,383 and 2,177,045 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	*	*
Additional paid-in capital	16,693	12,505
Foreign currency translation adjustments	(1)	(2)
Accumulated deficit	(17,265)	(12,403)
Total stockholders’ equity (deficit)	(573)	100
Total liabilities and stockholders’ equity	$1,117	$1,249

(*)	Represents an amount less than $1 thousand.

DUKE ROBOTICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

(USD in thousands, except share and per share data)

	Three months ended March 31,
	2026	2025

Revenues	$—	$—
Cost of revenues	(33)	(8)
Gross loss	(33)	(8)

Research and development expenses	(29)	(22)
General and administrative expenses	(451)	(258)
Operating loss	(513)	(288)

Financing income (expenses), net	(408)	9
Net loss	$(921)	$(279)

Other comprehensive income (loss), Foreign currency translation adjustments	1	(* )
Comprehensive loss	$(920)	$(279)

Loss per share (basic and diluted)	$(0.41)	$(0.13)

Basic and diluted weighted average number of shares of common stock outstanding	2,273,753	2,195,045

(*)	Represents an amount less than $1 thousand.

All share and per share amounts have been retroactively adjusted to reflect the 1-for-25 reverse stock split effected on March 6, 2026.